EMPLOYMENT CONTRACT No. 52

This Employment Contract (“Contract”) is made and entered into on March 1, 2004 by and between EDN Sovintel LLC (“Company”), situated at 25 Dubovoi Roshchi St. Block 2 Bldg. 2, Moscow 127427, Russian Federation, and Mr. VLADIMIR BORISOVICH BULGAK, residing at 20 Sivtsev Vrazhek Pereulok Apt. 6, Moscow, holder of the passport Series 45 01, No. 158968, issued by Arbat OVD, Moscow, on November 27, 2001 (“Employee”).

The Parties agree as follows:

1. Subject of the Contract

1.1. The Company hereby employs the Employee and the Employee hereby consents to employment as Adviser of the Company on the terms and conditions and in accordance with the requirements set forth in this Contract.

1.2. As an employee of the Executive Directorate of the Company the Employee shall discharge his duties and shall be vested with the rights and powers specified by this Contract and also designated from time to time by the General Director of the Company. During the term of the employment the Employee shall report to the General Director of the Company and to higher-level executives.

1.3. This Contract is a contract of part-time employment.

1.4. The place of work is the office of the Company in Moscow, Russian Federation. In cases where, owing to a necessity, the Company requires the Employee to carry out assignments outside Moscow, the Employee hereby undertakes to carry out such assignments.

2. Term of the Contract

This Contract is concluded for an indefinite period and does not provide for any trial period.

The Employee shall take up his duties on March 1, 2004.

3. Remuneration

3.1. The Company shall regularly pay the Employee a salary along with other kinds of remuneration in accordance with the Company’s policy.

3.2. The Company shall pay the Employee a monthly salary in an amount equivalent to twelve thousand two hundred fifty (12,250) US dollars, in rubles, at the exchange rate of the Central Bank of the Russian Federation effective on the date of payroll calculation . As a rule, the payroll calculation day shall be the last calendar day of the current month. In some cases, provided by the labor laws, payroll calculation may be shifted to an earlier date of the current calendar month, as required for timely payment of the salary. In this case, the payroll calculation date shall be established by an internal regulation. The Company shall withhold taxes from the aforementioned sum and from the other income paid by the Company, at the rate and in the procedure established by the applicable Russian laws.

3.3. This provision does not release the Employee from the responsibility established by the Russian laws for the payment of taxes on the income from all other sources which are not connected with the labor relationships between the Company and the Employee.

3.4. The salary and other remuneration stipulated by this Contract shall be paid to the Employee not later than the 10th day of the month which follows the month for which the payment is to be made.

4. Privileges and Benefits

4.1 The Employee shall be covered by mandatory social insurance in the state extra-budgetary funds at the expense of the Employer, subject to the Russian laws.

4.2 The Employee shall be entitled to additional privileges and bonuses, both individual and collective, provided for by the Company, including medical insurance. The life insurance and insurance against temporary incapacity for the period of business trips shall be provided in conformity with the general policy of the Company.

The Employee shall be also entitled to use the Company’s car of a representative class and a mobile phone with the connected and paid number, in accordance with the policy and practices of the Company. The Employee shall have a driver and an assistant assigned to him on a permanent basis.

4.3 The Employee shall provide timely information to the Company about the additional grounds for privileges provided for by the Russian Federation laws.

4.4 The Employee shall have the right to receive information on privileges and benefits from the Company’s HR manager.

4.5. The Employee shall be entitled to take part in stock option plans of the Company founders in accordance with the rules established by them.

5. Payment of Expenses

The Company shall compensate the Employee for all reasonably incurred actual expenses incidental to the discharge of his official duties, provided such expenses have been agreed upon in advance with the General Director of the Company. The expenses shall be paid if the Employee presents proper confirming documents in the procedure established by the Company.

6. Obligations of the Employee

The Employee hereby assumes the following obligations:

6.1. The Employee shall discharge his duties and carry out the assignments of the Company promptly and efficiently, using his skills and experience to the utmost; always abide by the instructions and the internal policy of the Company; use his best efforts to protect the interests and reputation of the Company.

6.2. The Employee shall observe the rules of conduct established by the “Internal Regulations.”

6.3. The Employee shall handle with care the materials, office equipment, communication devices and other tangible assets given to him by the Company. The Employee shall bear financial liability both for direct real damages suffered by the Company though his fault and for damages suffered by the Company because of the damages paid by the Employee to other persons.

6.4. The Company shall keep the Employee advised, and have him sign for being advised, of the provisions of the Safety Engineering Instructions. The Employee shall, upon the Company’s request, regularly undergo the instruction in this subject and shall not violate the safety engineering instructions in force in the Company. For violation of the provisions of these instructions the Employee shall bear responsibility under the applicable laws of the Russian Federation.

6.5. The Employee shall not, without a prior written consent of the Company, either directly or through any third persons:

(i) during the term of this Contract and for two years after its termination, encourage or compel any person, who is an employee of the Company or of any of the related companies, to terminate or refuse to prolong the employment contract of this person with the Company or any company related to the Company, or

(ii) during the term of this Contract and for two years after its termination, encourage or compel any natural person or legal entity, who/which is a customer or supplier of the Company or of any of the related companies, to break off or refuse to prolong his/its relations with the Company or its branch.

6.6. Upon quitting his job the Employee shall not take away from the Company any materials or any concepts developed while he worked for the Company..

6.7. The Employee shall promptly advise the Company of all intellectual properties created by him during the term of this Contract. By signing this Contract the Employee agrees that all exclusive rights to the use of any inventions, useful models, industrial designs, domain names, web pages and software in the source and object codes and any other forms, created in connection with the discharge by the Employee of the duties set forth in this Contract (“Intellectual Properties”), and all related documentation shall be owned by the Company. The Employee also agrees that the Company shall have exclusive rights to the use of the Intellectual Properties and their publication in any way it sees fit. The Company shall have the right to file, in its name, patent applications, applications for all inventions, useful models and industrial designs created by the Employee in the course of the discharge of his duties. The Employee shall also assist the Company in the protection of the rights both when these rights are infringed by third persons and when any claims or lawsuits are filed by the Company in connection with the use by the Company of these rights.

6.8. The Employee represents and warrants that Annex 2 to this Contract is a full list of all Intellectual Properties, patented by the Employee, trademarks and domain names, registered by the Employee, and the Intellectual Properties, trademarks and domain names, for which applications for registration have been filed by the Employee. Annex 2 must also contain the list of all copyrighted materials which are related to the sphere of the Company’s activity.

7. Obligations of the Employer

7.1. The Employer shall provide employment for the Employee in accordance with the labor function specified by the Contract.

7.2. The Employer shall provide the Employee with the equipment, tools, technical documentation and other things required by the Employee to discharge his duties under this Contract.

7.3. The Employer shall ensure the working conditions complying with the requirements of the applicable laws.

7.4. The Employer shall, promptly and fully, pay the Employee the salary and other remuneration specified by this Contract.

7.5. The Employer shall bear other obligations in accordance with the Labor Code of the Russian Federation, including those stipulated by Article 22 of this Code.

8. Working Time and Leisure

8.1. The normal established duration of the working time shall not exceed sixteen (16) hours a week.

8.2. The Employee shall be entitled to an annual leave twenty eight (28) calendar days long. The Employee hereby agrees that the schedule of leaves shall be agreed upon with the General Director of the Company or with other Company executives in accordance with the policy of the Company.

8.3. The schedule of leaves of each division of the Company is approved by the General Director of the Company or by the person who acts for him.

8.4. Subject to an agreement between the Employer and the Company the annual paid leave may be split into parts. In this case, at least one such part shall be not less than 14 calendar days long.

9. Temporary Incapacity

9.1. In the event of temporary incapacity (illness, accident, etc.) the Employee shall, if possible, immediately report this fact to his direct superior or any other authorized official of the Company.

9.2 The Employee shall submit to the Employer a certificate of incapacity confirming his temporary incapacity (illness, accident etc.) not later than three (3) days after such incapacity ends.

9.3 The Employer shall pay the Employee a temporary incapacity allowance in accordance with the Company’s regulation “On Payment of Temporary Incapacity Allowance.”

10. Non-Disclosure of Confidential Information

During the term of the Contract and for three years after its expiration the Employee shall not disclose, directly or indirectly, to any person, firm, corporation, partnership, association or any other legal entity any confidential information about the financial position, suppliers, customers, sources and methods of obtaining new orders or modus operandi of the Company, the related and subsidiary companies, with the exception of the information which is in the public domain or subject to disclosure under law.

11. Real Compliance

The Employee admits that his failure to comply with the provisions of Sections 11 and 13 of this Contract will harm the Company and, therefore, that the Company has the right to ensure real compliance with these provisions through a court. This right supplements other rights of the Company to protection against, and compensation for, the damages caused by the Employee. The Company reserves the right to claim damages and other economic compensation for the failure of the Employee to comply with the obligations and provisions set forth in Sections 11 and 13.

12. “Foreign Corrupt Practices Act” and the Relevant Norms of the Applicable Laws of the Russian Federation

As a condition for employment under this Contract the Employee agrees to sign a document confirming his compliance with the “Foreign Corrupt Practices Act” and the relevant norms of the Russian laws and agrees to undergo additional instruction in the observance of the foregoing in accordance with the policy and procedures of the Company.

13. Delegation

The Parties to this Contract shall not delegate their obligations to any third persons. The Company may transfer the Employee to another enterprise, organization or institution in accordance with the rules established by the Labor Code of the Russian Federation.

14. Notices

All notices shall be addressed as follows:

if to the Company:

1st Deputy General Director

1 Kozhevnichesky Projezd, Moscow 115114
Tel.: 258 78 00

if to the Employee:

Vladimir Borisovich Bulgak

20 Sivtsev Vrazhek Pereulok Apt. 6, Moscow
Tel.:

The Parties shall advise each other about changes in their addresses in writing.

15. Entire Contract

15.1. This Contract and the Annexes thereto constitute the entire employment contract between the Parties and supercede all prior contracts, whether oral or written, between the Parties. All essential changes to the provisions of this Contract shall be made in the form of an Addendum signed by the Parties.

15.2. All modifications and amendments to this Contract shall form integral parts thereof.

16. Termination of the Contract

This Contract may be terminated on the grounds provided by the Labor Code of the Russian Federation.

17. Payments Made Upon Termination of the Contract

17.1. If the Company terminates this Contract on the grounds set forth in Paras. 5 – 7, 9 and 11 of Article 81 of the Labor Code of the Russian Federation, the Company shall only pay the official salary in proportion to the time worked up to the Contract termination date and the money compensation for all unused leave days.

17.2. If the Company terminates the Contract because the Employee fails to match his official position or do his job due to the state of health that prevents the Employee from continuing to do this job; if the Employee is called up for military service or for alternative civil service; because of reinstatement of the person who earlier held this job; if the Employee refused transfer in connection with the employer’s redeployment to a different location, the Employee shall receive a severance pay in the amount of a two-week average salary and a money compensation for all unused leave days.

17.3.. If, during the term of this Contract, the Employee has not used all or a part of the sums to which he was entitled in accordance with the regulations on the privileges and benefits (such as health insurance), the Employee shall not receive any compensation in the form of cash or any other form when this Contract is terminated.

18. Successors and Assigns

This Contract may be binding on the successors and assigns of the Parties, if this is provided by the Russian Federation laws.

19. Choice of Law

This Contract shall be governed by the Russian Federation laws. In the cases which are not regulated by this Contract the Parties shall abide by the applicable laws of the Russian Federation.

20. Labor Disputes

20.1. The Parties shall settle all disputes or lawsuits connected with this Contract by means of negotiation. If the dispute is initiated by the Employee, the negotiations shall be held with the head of the division or the CEO of the Company or the person acting as the CEO of the Company, with the participation of the HR and legal services of the Company.

20.2. If the Parties fail to come to terms, the dispute shall be resolved in accordance with the applicable laws of the Russian Federation.

21. Miscellaneous

If the Employee or any member of his family becomes associated with any government structure or institution, the Employee shall immediately advise the Company of this fact.

IN WITNESS WHEREOF, the Parties have executed this Contract in two counterparts as of the date first referenced above.

On behalf of the Company:
1st Deputy General Director (Signed)	The Employee:
M.I. Muraev [Round seal]	(Signed) V.B. Bulgak

Annex 1
to Employment Contract No. 52 of February 2, 2004

The Parties hereby confirm that the documents listed below form integral parts of this Contract:

1. “Internal Regulations.”

2. Regulation on Compliance with “Foreign Corrupt Practices Act” and the Relevant Norms of the Applicable Laws of the Russian Federation.

3. Regulation “On Protection of Personal Data of Employees.”

On behalf of the Company:
1st Deputy General Director (Signed)	The Employee:
M.I. Muraev [Round seal]	(Signed) V.B. Bulgak

Annex 2
to Employment Contract No. 52 of February 2, 2004

List of Intellectual Properties Owned by the Employee

none

(Signed)
VB. Bulgak

AMENDMENT NO. 1 TO

E M P L O Y M E N T A G R E E M E N T # 52 of March 01, 2004.

Moscow March 21, 2006

This Amendment No. 1 is made to the Employment Agreement (hereinafter the “Agreement”) made and entered by and between:

OOO EDN Sovintel, (hereinafter the “Employer”), a limited liability company, located at 1, Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia, 115114, and Mr. Vladimir Borisovich Bulgak, residing at 20 Sivtsev Vrazhek Pereulok Apt. 6, Moscow, holder of the passport Series 45 01, No. 158968, issued by Arbat OVD, Moscow, on November 27, 2001, (hereinafter the “Employee”)

Employer and Employee have agreed as follows:

1.	To amend paragraph 3.2 of the Agreement as follows:

The Company shall pay the Employee a monthly salary in an amount equivalent to five thousand (5,000) US dollars, in rubles, at the exchange rate of the Central Bank of the Russian Federation effective on the date of payroll calculation. As a rule, the payroll calculation shall be the last calendar day of the current month. In some cases, payroll calculation may be shifted to an earlier date of the current calendar month, as required for timely payment of the salary. In this case, the payroll calculation shall be established by an internal regulation. The Company shall withhold taxes from the aforementioned sum and from the other income paid by the Company, at the rate and in the procedure established by the applicable Russian laws.

2.	To amend Section 2 of the Agreement as follows:

It is agreed that this Agreement is for a temporary period of employment to complete an assignment by April 30, 2006, and this Agreement shall expire on April 30, 2006.

3. All the changes become effective as of January 01, 2005.

4. All the rest terms and conditions of the Agreement remain unchanged.

Employer:
/s/ Jean-Pierre Vandromme	Employee:
General Director	/s/ Vladimir Borisovich Bulgak